EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                   Three Months  Year-To-Date Six Months
For the Periods Ended June 30, 1996 and 1995                      1996       1995       1996       1995
- - ----------------------------------------------------------- ---------- ---------- ---------- ----------
Net Income:
Net income per consolidated income statements ..............    42,928     36,233     79,218     71,833
Deduct dividend requirement of preferred stock .............         8          9         16         18
- - ----------------------------------------------------------- ---------- ---------- ---------- ----------
  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)               42,920     36,224     79,202     71,815
Add dividend requirement of preferred stock ................         8          9         16         18
- - ----------------------------------------------------------- ---------- ---------- ---------- ----------
  NET INCOME FULLY DILUTED                                      42,928     36,233     79,218     71,833
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.56       0.48       1.03       0.95
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.55       0.48       1.02       0.95
=========================================================== ========== ========== ========== ==========
Average Common Shares Outstanding:
Common stock ...............................................    76,013     75,447     75,928     75,362
Common stock equivalents (options) .........................     1,802      1,186      1,838      1,126
Treasury shares ............................................      (599)      (568)      (576)      (530)
- - ----------------------------------------------------------- ---------- ---------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              77,216     76,065     77,190     75,958
Preferred stock: average common equivalents ................       193        209        195        211
- - ----------------------------------------------------------- ---------- ---------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        77,409     76,274     77,385     76,169
=========================================================== ========== ========== ========== ==========

Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 18.225 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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